Exhibit 99.1

Company Contact:

Ronald H. Spair

Chief Financial Officer

610-882-1820

Investorinfo@orasure.com

www.orasure.com

OraSure Announces 2017 Second Quarter Financial Results

BETHLEHEM, PA – August 2, 2017 – (Globe Newswire) – OraSure Technologies, Inc. (NASDAQ: OSUR), a leader in point-of-care diagnostic tests and specimen collection devices, today announced its consolidated financial results for the three and six months ended June 30, 2017.

Financial Highlights

•	Consolidated net revenues for the second quarter of 2017 were $40.2 million, a 28% increase from the second quarter of 2016. Net product revenues were $39.1 million, representing a 42% increase over the second quarter of 2016.

•	Consolidated net revenues for the six months ended June 30, 2017 were $72.7 million, a 20% increase from the comparable period of 2016. Net product revenues were $70.6 million, representing a 34% increase over the first half of 2016.

•	Net molecular collection systems revenues were $16.1 million during the second quarter of 2017, which represents a 90% increase over the second quarter of 2016. Net molecular collection systems revenues during the six months ended June 30, 2017 were $26.8 million, a 75% increase from the comparable period in 2016.

•	Total OraQuick® HCV sales of $7.6 million for the second quarter of 2017 increased 138% compared to the second quarter of 2016 and included a 268% increase in international sales of the product from the prior year quarter. OraQuick® HCV sales were $13.7 million in the first six months of 2017, a 125% increase over the first six months of 2016 and included a 298% increase in international sales of the product from the prior year period.

•	Net revenues from international sales of the Company’s OraQuick® HIV products remained consistent at $2.0 million in the second quarters of 2017 and 2016. Total international OraQuick® HIV sales for the six months ended June 30, 2017 were $4.7 million, a 65% increase over the first six months of 2016.

•	Consolidated net income for the second quarter of 2017 was $5.4 million, or $0.09 per share on a fully diluted basis, which compares to consolidated net income of $3.8 million, or $0.07 per share on a fully diluted basis, for the second quarter of 2016. Consolidated net income for the six months ended June 30, 2017 was $17.9 million, or $0.30 per share on a fully-diluted basis, which compares to consolidated net income of $6.3 million, or $0.11 per share, for the comparable period of 2016. Results for the first six months of 2017 included a $12.5 million pre-tax gain related to a litigation settlement that was accounted for as a reduction of operating expenses.

•	Cash and short-term investments totaled $162.1 million and working capital amounted to $182.5 million at June 30, 2017.

”Our second quarter results were truly outstanding, driven by strong performances in our molecular collection and infectious disease businesses,” said Douglas A. Michels, President and Chief Executive Officer of OraSure Technologies, Inc. “We are successfully executing against our strategic growth objectives globally. Our existing business momentum is strong, and we believe we are in the early stages of addressing several new large business opportunities. Because of the potential of these opportunities, we are also building additional production capacity to meet the expected strong demand for our products in the coming years.”

Financial Results

Consolidated net product revenues for the second quarter of 2017 increased 42% over the comparable period of 2016, primarily as a result of higher sales of the Company’s molecular collections and OraQuick® HCV products, partially offset by lower domestic sales of the Company’s professional OraQuick® HIV product.

Consolidated net product revenues for the first six months of 2017 increased 34% over the comparable period of 2016, primarily as a result of higher sales of the Company’s molecular collections and OraQuick® HCV products and higher international sales of the OraQuick® HIV self-test, partially offset by lower domestic sales of the Company’s professional OraQuick® HIV product.

Consolidated other revenues for the second quarter and first six months of 2017 were $1.0 million and $2.1 million, respectively. This compares to consolidated other revenues for the second quarter and first six months of 2016 of $3.8 million and $7.6 million, respectively. Other revenues in 2017 represent funding received from the U.S. Biomedical Advanced Research Development Authority (“BARDA”).

Other revenues in the second quarter of 2016 included $417,000 of BARDA funding and $3.4 million of exclusivity revenues recognized under the Company’s HCV co-promotion agreement with AbbVie, which terminated effective December 31, 2016. Other revenues in the first six months of 2016 included $899,000 of BARDA funding and $6.7 million of AbbVie exclusivity revenues.

Consolidated gross margin was 63% for both the three and six months ended June 30, 2017. Consolidated gross margin for the three and six months ended June 30, 2016 was 67% and 68%, respectively. Gross margin for the current quarter and for the first six months of 2017 decreased primarily due to the absence of AbbVie exclusivity revenues during these periods. Gross margin in the first six months of 2017 was also negatively impacted by an increase in lower margin product sales and higher scrap and spoilage costs.

Consolidated operating expenses increased to $18.6 million during the second quarter of 2017 compared to $16.7 million in the second quarter of 2016. For the six months ended June 30, 2017, consolidated operating expenses were $23.0 million, an $11.3 million decrease from the $34.4 million reported for the six months ended June 30, 2016. The quarterly increase was largely due to higher staffing costs and increased lab supplies. The decrease in the six-month period was primarily due to the $12.5 million gain on a litigation settlement, the absence of costs associated with the AbbVie HCV co-promotion agreement, and lower legal fees, partially offset by increased staffing costs and higher research and development expenses.

Operating income increased 58% to $6.9 million in the second quarter of 2017 compared to $4.3 million in the second quarter of 2016. Operating income for the six months ended June 30, 2017 was $22.7 million, a 223% increase over the comparable period in 2016.

The Company’s cash and short-term investment balance totaled $162.1 million at June 30, 2017, compared to $120.9 million at December 31, 2016. Working capital was $182.5 million at June 30, 2017, compared to $139.1 million at December 31, 2016. For the six months ended June 30, 2017, the Company generated $21.7 million in cash from operations.

Third Quarter 2017 Outlook

The Company expects consolidated net revenues to range from $40.5 million to $41.5 million and is projecting consolidated net income of $0.09 to $0.10 per share for the third quarter of 2017.

Financial Data

Condensed Consolidated Financial Data
(In thousands, except per-share data)

Unaudited

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016
Results of Operations
Net revenues	$40,176	$31,359	$72,722	$60,448
Cost of products sold	14,699	10,274	26,935	19,050

Gross profit	25,477	21,085	45,787	41,398

Operating expenses:
Research and development	3,338	2,985	6,308	5,351
Sales and marketing	7,502	7,397	14,379	16,103
General and administrative	7,750	6,354	14,842	12,896
Gain on litigation settlement	—	—	(12,500)	—

Total operating expenses	18,590	16,736	23,029	34,350

Operating income	6,887	4,349	22,758	7,048
Other income (expense)	96	(340)	563	(532)

Income before income taxes	6,983	4,009	23,321	6,516
Income tax expense	1,555	173	5,452	234

Net income	$5,428	$3,836	$17,869	$6,282

Earnings per share:
Basic	$0.09	$0.07	$0.31	$0.11

Diluted	$0.09	$0.07	$0.30	$0.11

Weighted average shares:
Basic	58,478	55,543	57,708	55,497

Diluted	60,728	56,208	59,755	56,144

Summary of Net Revenues by Market and Product (Unaudited)

	Three Months Ended June 30,
	Dollars			Percentage of Total Net Revenues
Market	2017	2016	% Change	2017	2016
Infectious disease testing	$16,663	$12,949	29%	41%	41%
Risk assessment testing	3,238	3,159	3	8	10
Cryosurgical systems	3,174	3,041	4	8	10
Molecular collection systems	16,057	8,433	90	40	27

Net product revenues	39,132	27,582	42	97	88
Other	1,044	3,777	(72)	3	12

Net revenues	$40,176	$31,359	28%	100%	100%

	Six Months Ended June 30,
	Dollars			Percentage of Total Net Revenues
Market	2017	2016	% Change	2017	2016
Infectious disease testing	$31,245	$24,317	28%	43%	40%
Risk assessment testing	6,368	6,265	2	9	10
Cryosurgical systems	6,237	6,922	(10)	8	12
Molecular collection systems	26,764	15,323	75	37	25

Net product revenues	70,614	52,827	34	97	87
Other	2,108	7,621	(72)	3	13

Net revenues	$72,722	$60,448	20%	100%	100%

	Three Months Ended June 30,			Six Months Ended June 30,
HIV Revenues	2017	2016	% Change	2017	2016	% Change
Domestic	$4,965	$5,886	(16)%	$8,779	$11,588	(24)%
International	2,025	1,969	3	4,669	2,824	65
Domestic OTC	1,894	1,739	9	3,436	3,262	5

Net product revenues	$8,884	$9,594	(7)%	$16,884	$17,674	(4)%

	Three Months Ended			Six Months Ended
	June 30,			June 30,
HCV Revenues	2017	2016	% Change	2017	2016	% Change
Domestic	$2,382	$1,788	33%	$4,091	$3,689	11%
International	5,261	1,428	268	9,664	2,430	298

Net product revenues	7,643	3,216	138	13,755	6,119	125
Amortization of exclusivity payments	—	3,360	(100)	—	6,722	(100)

Net HCV-related revenues	$7,643	$6,576	16%	$13,755	$12,841	7%

	Three Months Ended			Six Months Ended
	June 30,			June 30,
Cryosurgical Systems Revenues	2017	2016	% Change	2017	2016	% Change
Domestic professional	$1,445	$1,145	26%	$2,941	$2,699	9%
International professional	243	211	15	373	446	(16)
Domestic OTC	347	345	1	632	723	(13)
International OTC	1,139	1,340	(15)	2,291	3,054	(25)

Net product revenues	$3,174	$3,041	4%	$6,237	$6,922	(10)%

Condensed Consolidated Balance Sheets (Unaudited)

	June 30, 2017	December 31, 2016
Assets

Cash and cash equivalents	$106,703	$109,790
Short-term investments	55,354	11,160
Accounts receivable, net	26,731	19,827
Inventories	14,548	11,799
Other current assets	2,363	3,865
Property and equipment, net	20,291	20,033
Intangible assets, net	9,343	10,337
Goodwill	19,482	18,793
Other non-current assets	3,536	2,331

Total assets	$258,351	$207,935

Liabilities and Stockholders’ Equity
Accounts payable	$9,623	$4,633
Deferred revenue	1,477	1,388
Other current liabilities	12,092	11,314
Other non-current liabilities	3,538	2,304
Deferred income taxes	2,209	2,446
Stockholders’ equity	229,412	185,850

Total liabilities and stockholders’ equity	$258,351	$207,935

	Six Months Ended June 30,
	2017	2016
Additional Financial Data (Unaudited)
Capital expenditures	$1,567	$2,729
Depreciation and amortization	$2,891	$2,738
Stock-based compensation	$3,631	$2,942
Cash provided by operating activities	$21,704	$16,741

Conference Call

The Company will host a conference call and audio webcast for analysts and investors to discuss the Company’s 2017 second quarter financial results, certain business developments and financial guidance for the third quarter of 2017, beginning today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). On the call will be Douglas A. Michels, President and Chief Executive Officer, and Ronald H. Spair, Chief Financial Officer and Chief Operating Officer. The call will include prepared remarks by management and a question and answer session.

In order to listen to the conference call, please either dial 844-831-3030 (Domestic) or 315-625-6887 (International) and reference Conference ID #50993000 or go to OraSure Technologies’ web site, www.orasure.com, and click on the Investor Relations page. Please click on the webcast link and follow the prompts for registration and access 10 minutes prior to the call. A replay of the call will be archived on OraSure Technologies’ web site shortly after the call has ended and will be available for seven days. A replay of the call can also be accessed until August 9, 2017, by dialing 855-859-2056 (Domestic) or 404-537-3406 (International) and entering the Conference ID #50993000.

About OraSure Technologies

OraSure Technologies is a leader in the development, manufacture and distribution of point-of-care diagnostic and collection devices and other technologies designed to detect or diagnose critical medical conditions. Its first-to-market, innovative products include rapid tests for the detection of antibodies to HIV and HCV on the OraQuick® platform, oral fluid sample collection, stabilization and preparation products for molecular diagnostic applications, and oral fluid laboratory tests for detecting various drugs of abuse. OraSure’s portfolio of products is sold globally to various clinical laboratories, hospitals, clinics, community-based organizations and other public health organizations, research and academic institutions, distributors, government agencies, physicians’ offices, commercial and industrial entities and consumers. The Company’s products enable healthcare providers to deliver critical information to patients, empowering them to make decisions to improve and protect their health.

Important Information

This press release contains certain forward-looking statements, including with respect to expected revenues and earnings/loss per share. Forward-looking statements are not guarantees of future performance or results. Known and unknown factors that could cause actual performance or results to be materially different from those expressed or implied in these statements include, but are not limited to: ability to market and sell products, whether through our internal, direct sales force or third parties; ability to manufacture products in accordance with applicable specifications, performance standards and quality requirements; ability to obtain, and timing and cost of obtaining, necessary regulatory approvals for new products or new indications or applications for existing products; ability to comply with applicable regulatory requirements; ability to effectively resolve warning letters, audit observations and other findings or comments from the FDA or other regulators; changes in relationships, including disputes or disagreements, with strategic partners or other parties and reliance on strategic partners for the performance of critical activities under collaborative arrangements; ability to meet increased demand for the Company’s products; impact of increased reliance on U.S. government contracts; failure of distributors or other customers to meet purchase forecasts, historic purchase levels or minimum purchase requirements for our products; impact of replacing distributors; inventory levels at distributors and other customers; ability of the Company to achieve its financial and strategic objectives and continue to increase its revenues, including the ability to expand international sales; ability to identify, complete, integrate and realize the full benefits of future acquisitions; impact of competitors, competing products and technology changes; impact of negative economic conditions, high unemployment levels and poor credit conditions; reduction or deferral of public funding available to customers; competition from new or better technology or lower cost products; ability to develop, commercialize and market new products; market acceptance of oral fluid testing or other products; changes in market acceptance of products based on product performance or other factors, including changes in testing guidelines, algorithms or other recommendations by the Centers for Disease Control and Prevention (“CDC”) or other agencies; ability to fund research and development and other products and operations; ability to obtain and maintain new or existing product distribution channels; reliance on sole supply sources for critical products and components; availability of related products produced by third parties or products required for use of our products; history of losses and ability to achieve sustained profitability; ability to utilize net operating loss carry forwards or other deferred tax assets; volatility of the Company’s stock price; uncertainty relating to patent protection and potential patent infringement claims; uncertainty and costs of litigation relating to patents and other intellectual property; availability of licenses to patents or other technology; ability to enter into international manufacturing agreements; obstacles to international marketing and manufacturing of products; ability to sell products internationally, including the impact of changes in international funding sources and testing algorithms; adverse movements in foreign currency exchange rates; loss or impairment of sources of capital; ability to meet financial covenants in credit agreements; ability to attract and retain qualified personnel; exposure to product liability and other types of litigation; changes in international, federal or state laws and regulations; customer consolidations and inventory practices; equipment failures and ability to obtain needed raw materials and components; the impact of terrorist attacks and civil unrest; and general political, business and economic conditions. These and other factors are discussed more fully in the Company’s Securities and Exchange Commission (“SEC”) filings, including our registration statements, Annual Report on Form 10-K for the year ended December 31, 2016, Quarterly Reports on Form 10-Q, and other filings with the SEC. Although forward-looking statements help to provide information about future prospects, readers should keep in mind that forward-looking statements may not be reliable. The forward-looking statements are made as of the date of this press release and OraSure Technologies undertakes no duty to update these statements.

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